Exhibit 10.1

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                    ACQUISITION AGREEMENT AND PLAN OF MERGER

                           dated as of August 25, 2006

                                  by and among

                          GARDANT PHARMACEUTICALS, INC.

                              SWITCH PHARMA LIMITED

                                       and

                 GARDANT PHARMACEUTICALS ACQUISITION CORPORATION

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                                                     TABLE OF CONTENTS

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1.       DEFINITIONS ......................................................................................    2

2.       THE MERGER .......................................................................................    4
         2.1      The Merger ..............................................................................    4
         2.2      Effective Time; Closing .................................................................    4
         2.3      Effect of the Merger ....................................................................    4
         2.4      Certificate of Incorporation; By-laws ...................................................    4
         2.5      Directors and Officers ..................................................................    4
         2.6      Conversion of Securities ................................................................    5
         2.7      Employee Stock Options, Company Warrants, Company Preferred Stock and Other Securities ..    5
         2.8      Exchange of Certificates ................................................................    6
         2.9      Appraisal Rights ........................................................................    7
         2.10     Stock Transfer Books ....................................................................    8
         2.11     Shares Not Registered; Transfer Restrictions ............................................    8

3.       CERTAIN MATTERS PERTAINING TO EPRESENTATIONS AND WARRANTIES OF COMPANY ...........................    8
         3.1      Warranties by Company ...................................................................    8
         3.2      Limitation on Liability .................................................................    8
         3.3      Each Warranty Separate ..................................................................    8
         3.4      No Responsibility for Certain Changes ...................................................    8
         3.5      No Other Representations or Warranties ..................................................    8

4.       REPRESENTATIONS OF PURCHASER .....................................................................    8
         4.1      Authorization of Merger Shares ..........................................................    8
         4.2      Corporate Existence and Power; Enforceability; No Conflict ..............................    8
         4.3      Issuance of Merger Shares ...............................................................    9
         4.4      Consents and Approvals ..................................................................    9

5.       COVENANTS PRIOR TO CLOSING .......................................................................    9
         5.1      Access and Cooperation; Due Diligence ...................................................    9
         5.2      Conduct of Business Pending Closing .....................................................   10
         5.3      Prohibited Activities ...................................................................   10
         5.4      Newco ...................................................................................   11
         5.5      Further Assurances ......................................................................   12
         5.6      Listing of Common Stock of Purchaser for Trading ........................................   12

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY ...................................................   12
         6.1      Representations and Warranties; Performance of Obligations ..............................   12
         6.2      No Litigation ...........................................................................   12
         6.3      Consents and Approvals ..................................................................   12
         6.4      Secretary's Certificate .................................................................   12
         6.5      Other Closing Conditions ................................................................   12
         6.6      Shareholder Consent .....................................................................   12
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7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND NEWCO .......................................   13
         7.1      Representations and Warranties; Performance of Obligations ..............................   13
         7.2      No Litigation ...........................................................................   13
         7.3      Consents and Approvals ..................................................................   13
         7.4      No Material Adverse Effect ..............................................................   13
         7.5      Secretary's Certificate .................................................................   14
         7.6      Other Closing Conditions ................................................................   14
         7.7      Shareholder Consent .....................................................................   14
         7.8      Exemption from Registration .............................................................   14

8.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES .......................................................   14
         8.1 Survival of Representations and Warranties ...................................................   14

9.       TERMINATION OF AGREEMENT .........................................................................   14
         9.1      Termination .............................................................................   14
         9.2      Liabilities in Event of Termination .....................................................   15

10.      COVENANTS POST-CLOSING ...........................................................................   15
         10.1     Payment of Taxes ........................................................................   15
         10.2     Cooperation on Tax Matters ..............................................................   15

11.      GENERAL                                                                                              15
         11.1     Cooperation .............................................................................   15
         11.2     Successors and Assigns ..................................................................   16
         11.3     Entire Agreement ........................................................................   16
         11.4     Counterparts ............................................................................   16
         11.5     Brokers and Agents ......................................................................   16
         11.6     Expenses ................................................................................   16
         11.7     Notices .................................................................................   16
         11.8     Governing Law ...........................................................................   16
         11.9     Jurisdiction and Venue ..................................................................   16
         11.10    Survival of Representations and Warranties ..............................................   17
         11.11    Exercise of Rights and Remedies .........................................................   17
         11.12    Time ....................................................................................   17
         11.13    Reformation and Severability ............................................................   17
         11.14    Remedies Cumulative .....................................................................   17
         11.15    Captions ................................................................................   17
         11.16    Representation by Counsel ...............................................................   18
         11.17    Amendments; Waivers .....................................................................   18
         11.18    Public Announcements ....................................................................   18
         11.19    Transfer Restrictions; Compliance with Securities Laws ..................................   18
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

                    ACQUISITION AGREEMENT AND PLAN OF MERGER

      THIS ACQUISITION AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of August 25 2006 by and among Gardant Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Nevada with offices at Savannah House, 11-12 Charles II Street, London, England SW1Y 4QU ("Company" or "Surviving Corporation"), Switch Pharma Limited, a corporation incorporated under the laws of England & Wales whose registered office is at Kent Science Park, Wood Stock House, Winch Road, Sittingbourne, Kent, ME9 8AG ("Purchaser" or "SPL"), and Gardant Pharmaceuticals Acquisition Corporation, a corporation to-be-formed under the laws of the State of Nevada and which shall be a wholly-owned subsidiary of Purchaser ("Newco" or "Merger Sub").

                                    RECITALS

      WHEREAS, Newco is a corporation-to-be-formed under the laws of the State of Nevada for the purpose of being merged with and into Company (the "Merger"), with Company being the Surviving Corporation in the Merger;

      WHEREAS, Newco, upon formation and at the time of the Merger, shall be a wholly-owned subsidiary of Purchaser;

      WHEREAS, the parties hereto desire for Newco to merge with and into the Company, with the Company being the Surviving Corporation in the Merger, in accordance with the Nevada Revised Statutes, as amended ("NRS");

      WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to the holders of shares of the Company ("Shares") and is in the best interests of such stockholders and (ii) approved this Agreement and all of the transactions contemplated hereby (the "Company Board Approval") and unanimously has recommended that the stockholders of the Company adopt this Agreement and approve the Merger, and such approval and recommendation have not been amended or rescinded;

      WHEREAS, the Board of Directors of Purchaser has approved and adopted this Agreement and the transactions contemplated hereby and such approval (the "Purchaser Board Approval") has not been amended or rescinded;

      WHEREAS, actions by written consent of shareholders of the Company owning outstanding Shares carrying the right to cast a majority of the votes which may be cast by all shares of each class of the Company's outstanding securities in any election of directors are binding as the vote of shareholders of the Company; and

      WHEREAS, shareholders of the Company owning outstanding shares of the Company carrying the right to cast a majority of the votes which may be cast by all shares of each class of the Company's outstanding securities in any election of directors have agreed by written consent (the "Company Shareholders Written Consent") to approve this Acquisition Agreement and the Merger and such consent has not been amended or rescinded;

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      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1. DEFINITIONS

      Unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement:

      "Affiliate" means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

      "Business Day" means any day other than a Saturday or a Sunday) on which commercial banks are open for banking operations in both New York, New York and London, England.

      "CA" means the Companies Act 1985.

      "Companies Acts" means the CA, the former Companies Acts (within the meaning of CAs 735 (1) and the Companies Act 1989.

      "Company" means Gardant Pharmaceuticals, Inc, a Nevada Corporation.

      "Disclosure Documents" the bundle of documents initialled on behalf of the Company and the Purchaser for the purposes of identification and delivered with the letter referred to in the definition of "Disclosure Letter".

      "Disclosure Letter" means the letter of even date herewith from the Company to the Purchaser specifying exceptions to the Warranties and the Disclosure Documents.

      "Encumbrance" means any (other than by virtue of this Agreement) interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

      "GAAP" means generally accepted accounting principles as used in the applicable national jurisdiction, applied on a consistent basis.

      "ICTA" means the Income and Corporation Taxes Act 1988.

      "Intellectual Property" means any patent, patent application, know-how, trade mark, trade mark application, trade name, registered design, copyright or other similar industrial or commercial right.


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      "Knowledge" means the actual knowledge of the officers of the applicable party.

      "Laws" shall mean all laws, common laws, rules, regulations, ordinances, codes, judgments, injunctions, orders, decrees, permits, policies and other requirements of the United States and other jurisdictions to which any party to this Agreement, as applicable, or its respective properties, assets or businesses, are subject.

      "Liability" or "Liabilities" means liabilities or obligations of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, unless otherwise specified.

      "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of such Person, taken as a whole.

      "Merger Consideration" means 81,914,283 shares in the Purchaser.

      "Permitted Encumbrances" means (i) any lien for Taxes not yet due or delinquent or Taxes being contested in good faith by appropriate proceedings and properly reserved for in accordance with GAAP, (ii) any statutory lien arising in the ordinary course of business by operation of law with respect to an obligation or liability that is not yet due or delinquent, and (iii) any minor imperfection of title or similar lien or encumbrance which individually or in the aggregate with other imperfections of title, liens or encumbrances could not reasonably be expected to have a Material Adverse Effect on the applicable Person.

      "Person" means an individual or a corporation, limited partnership, general partnership, limited liability company, trust, unincorporated association, joint venture, association or government or any agency, instrumentality or political subdivision thereof, or any other entity.

      "Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission (the "SEC").

      "Shares" means the entire issued share capital in the Company as set out in Schedule 1;

      "Subsidiary" means, as to any Person, any Person other than an individual, 50% or more of the shares of voting stock (or in the case of such a Person which is not a corporation, 50% or more of the equity interests that provide the power to manage, elect the management or direct the management of such Person) of which is at the time any determination is being made, owned or controlled, directly or indirectly, by such Person and its wholly owned Subsidiaries.


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2. THE MERGER

      2.1 The MergerIn accordance with the NRS and subject to and upon the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Newco shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

      2.2 Effective Time; ClosingOn the Closing Date (as defined below), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of the NRS (the date and time of such filing being the "Effective Time").

            (a) The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on September 29, 2006, or as promptly thereafter as the conditions to the Closing have been satisfied or waived by the appropriate Person or Persons not later than October 31, 2006 or such other date as may be mutually agreed by the parties to this Agreement (the "Closing Date"), at such office as Purchaser shall designate.

      2.3 Effect of the MergerAt the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Newco shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Company and Newco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      2.4 Certificate of Incorporation; By-laws

            (a) At the Effective Time, the certificate of incorporation of Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the NRS and such certificate of incorporation.

            (b) At the Effective Time, the by-laws of Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by the NRS, the certificate of incorporation of the Surviving Corporation and such by-laws.

      2.5 Directors and Officers(a) The directors of Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or dismissal.


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      2.6 Conversion of SecuritiesAt the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Newco, Company or the holders of any of their respective securities:

            (a) Subject to Section 2.9, each share of Company's common stock (the "Company Common Stock" or the "Shares"), issued and outstanding at the Effective Time (other than shares canceled pursuant to Section 2.6(b), if any), shall be exchanged and converted automatically into the right to receive the number of whole shares of Purchaser's common shares, (the "Purchaser Common Stock") which is the quotient obtained by dividing the number 81,914,283 by the sum of all Shares issued and outstanding at the Effective Time, all such shares of Purchaser Common Stock being the "Merger Consideration," and each share of Purchaser Common Stock constituting a part of the Merger Consideration being sometimes hereinafter referred to as a "Merger Share."

                  (i) Notwithstanding the foregoing, the number 81,914,283 in the calculation above was established on the assumption that shares of Purchaser Common Stock shall be trading for at least $1.03 per share at the first day of trading of Purchaser Common Stock on a London market on or after the Closing Date. If and to the extent that shares of Purchaser Common Stock do not trade for at least $1.03 per share on the first day on which such shares trade on a London market on or after the Closing Date, the number 81,914,283 shall be adjusted upwards by the same percentage as the shortfall from $1.03 per share represents as a percentage of $1.03. In such event, any such additional shares shall be delivered as soon as practical after the Closing in a fashion consistent with this Agreement as additional adjusted Merger Consideration and shall be deemed to be part of the Merger Consideration.

            (b) Each share of capital stock held in the treasury of Company and each share of capital stock of Company, if any, otherwise owned by any Subsidiary of Company immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

            (c) Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

      2.7 Employee Stock Options, Company Warrants, Company Preferred Stock and Other Securities

            (a) At the Effective Time, each outstanding option to purchase Shares under any Company stock option, stock purchase, restricted stock, phantom stock or similar plan (the "Company Stock Option Plans") not exercised prior to the Closing Date will terminate. Prior to the Closing Date, Company shall take any corporate action necessary to effectuate the foregoing and Company shall give any required notice to participants in the Company Stock Option Plans of the cancellation of the plan, and that each participant shall have the right to exercise his or her outstanding option(s) under the plan in full prior to the Closing Date.


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            (b) On or prior to the Effective Time, Company shall take all action that may be necessary (under the plans pursuant to which any Company options or similar instruments or rights are outstanding and otherwise) to effectuate the provisions of this Section 2.7 and to ensure that, from and after the Effective Time, holders of such securities shall have no rights in connection with the Merger with respect thereto other than those specifically provided in this
Section 2.7.

            (c) At the Effective Time, each outstanding option to purchase Shares under any warrant to purchase Company securities (the "Company Warrants"), if any, that is not exercised on or prior to the Closing Date, will terminate. Prior to the Closing Date, Company shall take any corporate action necessary to effectuate the foregoing and Company shall give any required notice to holders of Company Warrants of the cancellation of such Company Warrants, and each holder shall have the right to exercise his or her Company Warrant in full prior to the Closing Date.

            (d) On or prior to the Effective Time, Company shall take any and all corporate action necessary to cause each outstanding share of Company preferred stock, if any, and any other security, right or other instrument or agreement to acquire, directly or indirectly, any security of Company, whether by acquisition, exchange, exercise, conversion or otherwise, which has not converted into shares of the Company Common Stock on or prior to the Closing Date, to terminate or otherwise cease to be outstanding, without any monetary or other claim against Company or its assets or Purchaser or Newco, as of the Closing Date, and all such securities shall be cancelled and shall cease to be outstanding as of the Effective Time.

      2.8 Exchange of Certificates

            (a) Exchange Procedures. As promptly as practicable after the Effective Time, Purchaser shall mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Purchaser, and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the right to receive the Merger Consideration. Upon surrender to Purchaser of a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required pursuant to such instructions under applicable securities laws, the holder of such Certificate shall be entitled to receive in exchange therefor the whole shares of the Merger Consideration, in accordance with Section 2.6, which such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), but no fractional shares shall be issued and no cash or other consideration shall be issued or delivered in respect of any such fractional share interests, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of Company, the Merger Consideration such holder has the right to receive in respect of the Shares may be issued/distributed to a transferee if the Certificate representing such Shares is presented to Purchaser, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which such holder has the right to receive in respect of the Shares formerly represented by such Certificate.


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            (b) Distributions with Respect to Unexchanged Shares of Purchaser
Securities. No dividends or other distributions declared or made after the Effective Time with respect to Merger Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Merger Shares represented thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Merger Shares issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time, if any, and theretofor paid with respect to such whole shares of Merger Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time, if any, but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Merger Shares.

            (c) No Further Rights in Company Common Stock. All shares of Merger Shares issued upon conversion of the Shares shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

            (d) No Fractional Shares. No certificates or scrip representing fractional shares of Merger Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser. No cash or other consideration shall be paid for any fractional share issuance to which such holder would otherwise be entitled.

            (e) No Liability. Neither Purchaser nor the Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect hereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

            (f) Withholding Rights. Each of Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be.

      2.9 Appraisal RightsTo the extent, if any, that holders of Shares are entitled to exercise appraisal rights pursuant to the applicable provisions of the NRS and do exercise such appraisal rights, the Shares of such holder shall not be converted into the right to receive the Merger Consideration, but the applicable amount of Merger Consideration shall be held by Purchaser subject to the provisions of the NRS. If any such holder fails to protect or withdraws or loses its appraisal rights, such Shares shall then be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.


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      2.10 Stock Transfer BooksAt the Effective Time, the stock transfer books of Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by any laws. On or after the Effective Time, any Certificates presented to Purchaser for any reason shall be converted into shares of Merger Shares and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.08.

      2.11 Shares Not Registered; Transfer RestrictionsThe shares of Purchaser Common Stock issued as Merger Consideration have not been registered and are subject to restrictions described in Section 11.19 of this Agreement.

3. CERTAIN MATTERS PERTAINING TO EPRESENTATIONS AND WARRANTIES OF COMPANY

      3.1 Warranties by CompanyThe Company warrants to the Purchaser that the Warranties set out in Schedule 1 and Schedule 2 are true and accurate in all material respects.

      3.2 Limitation on LiabilityThe Company shall have no liability to the extent that the circumstances, facts or events giving rise to any claim are set out or referred to in or annexed to this Agreement, or the Accounts. The Company shall have no liability to the extent that allowance, provision or reserve was made in the Accounts in respect of the matters to which such liability relates or such matter was taken into account in computing the amount of any such allowance, provision or reserve or such matter was specifically referred to in the notes to the Accounts.

      3.3 Each Warranty SeparateEach of the Warranties is without prejudice to any other Warranty.

      3.4 No Responsibility for Certain ChangesThe Company shall be under no liability in respect of any matters resulting from a change in accounting or in Taxation policy or practice of the Purchaser including the method of submission of Taxation returns introduced, or the making of any claim, election, surrender, disclaimer notice or consent, since or having effect after Closing.

      3.5 No Other Representations or WarrantiesThe Purchaser acknowledges that it is entering into this Agreement in reliance on no warranty, representation or undertaking save as specifically set out in this Agreement or in Schedule 1 or
Schedule 2 hereto.

4. REPRESENTATIONS OF PURCHASERThe Purchaser warrants to the Company that:

      4.1 Authorization of Merger SharesPrior to the Closing and the issue of the Merger Shares, the Purchaser will have authorized the issue of the Merger Shares.

      4.2 Corporate Existence and Power; Enforceability; No ConflictThe Purchaser is an corporation duly organized and validly existing and in good standing under the laws of the United Kingdom and has power and authority and all material licenses and permits necessary to carry on its business and to own its assets. The Purchaser has all requisite legal and corporate power, and has taken all requisite corporate action to execute and deliver this Agreement and to carry out and perform all of its obligations under this Agreement and will by the relevant issue date have taken all requisite corporate action necessary to issue the Merger Shares to be issued on such issue date in accordance with this Agreement. This Agreement constitutes the legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by equitable principles generally. The execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof, and the issue of the Merger Shares by the Purchaser will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Certificate Incorporation or Bylaws of the Purchaser or any indenture, mortgage, lease or other material agreement or instrument of the Purchaser or so far as it is aware but without prejudice to any other provision of this Agreement any statute, law, rule or regulation or any state or federal order, judgment or decree.


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

      4.3 Issuance of Merger SharesThe Merger Shares when issued in compliance with the provisions of this Agreement will be validly issued, fully paid and nonassessable. The issue and delivery of the Merger Shares is not subject to pre-emptive or any other similar rights of the stockholders of the Purchaser or any liens of encumbrances.

      4.4 Consents and ApprovalsNo consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any local or governmental authority inside or outside the United Kingdom on the part of the Purchaser is required in connection with the consummation of the transactions contemplated by this Agreement.

5. COVENANTS PRIOR TO CLOSING

      5.1 Access and Cooperation; Due Diligence(a) Company and its Subsidiaries will afford to the officers, directors, employees, consultants, representatives, advisors and agents of Purchaser and Newco reasonable access to all of their respective sites, properties, books and records, subject to mutually acceptable confidentiality agreements, during the applicable company's customary business hours upon reasonable notice and without undue disruption of the applicable company's business and will deliver or make available to Purchaser and Newco such financial and operating data and other information and documents as to the business, operations, properties, assets, condition (financial or otherwise), results of operations and prospects of Company and its Subsidiaries as Purchaser or Newco may from time to time reasonably request. Company and its Subsidiaries will cooperate with Purchaser and Newco and their officers, directors, employees, consultants, representatives, advisors and agents in the preparation of any documents or other materials which may be required in connection with any documents or materials required or contemplated by this Agreement.

            (b) Purchaser and Newco will deliver or make available to Company such information and documents as to the subject matter of Purchaser's and Newco's representations and warranties as Company may from time to time reasonably request. Purchaser and Newco will cooperate with Company and its officers, directors, employees, consultants, representatives, advisors and agents in the preparation of any documents or other materials which may be required in connection with any documents or materials required by this Agreement.

            (c) Purchaser and Newco, on the one hand, and Company and its Subsidiaries, on the other hand, will treat all information obtained in connection with the negotiation and performance of this Agreement and the due diligence investigations conducted with respect thereto as confidential. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

      5.2 Conduct of Business Pending ClosingFrom the date hereof through and including the earlier of (x) the Closing Date and (y) the date, if any, upon which this Agreement is terminated in accordance with Article 9 hereof, Company and its Subsidiaries will take all reasonable actions to do the following except as expressly set forth in this Agreement or as heretofore disclosed to Purchaser or otherwise agreed by Purchaser in writing:

            (a) carry on their respective businesses in the same manner as they have done prior to the date hereof and not introduce any material new method of management, operation or accounting;

            (b) maintain their respective properties and facilities, including those held under leases, in good working order and condition, ordinary wear and tear excepted;

            (c) perform in all material respects all of their respective obligations under agreements relating to or affecting its assets, properties, business or other rights;

            (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

            (e) use their respective best efforts to maintain and preserve their respective corporate existences and maintain their respective relationships with suppliers, customers and others having business relations with them;

            (f) use their respective best efforts to maintain compliance with all licenses and Laws applicable to each of them and their respective businesses, properties or assets; and

            (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments without the knowledge and written consent of Purchaser.

      5.3 Prohibited ActivitiesFrom the date hereof through and including the earlier of (x) the Closing Date and (y) the date, if any, on which this Agreement is terminated in accordance with Article 9 hereof, Company and its Subsidiaries will not do any of the following without the prior written consent of Purchaser except as expressly set forth in this Agreement or as heretofore publicly disclosed by Company:

            (a) make any change in the Company Charter Documents;

            (b) issue any options, warrants, calls, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments (contingent or otherwise) of any kind relating to its securities;

            (c) declare or pay any dividend, or declare or make any distribution in respect of its capital stock, or any direct or indirect redemption or purchase, or other acquisition for value, of any shares of its capital stock;

            (d) make any changes in the compensation payable or to become payable to any of its officers, directors, shareholders, employees, Affiliates, consultants or agents or to any other persons providing services;

            (e) make any loans to any of its officers, directors, shareholders, employees, Affiliates, consultants, representatives, advisors or agents or made any change in its existing borrowing or lending arrangements for or on behalf of any such Persons, whether pursuant to any employee benefit plan or otherwise;

            (f) grant, issue, accelerate, pay, accrue or agree to pay or make any accrual or arrangement for payment of salary, bonus or other payments or benefits pursuant to, or adopt or amend, any new or existing plan;

            (g) enter into any contract or commitment or incur or agree to incur any new Liability or make any capital expenditures, except (a) in the ordinary course of business consistent with past practice and (b) for any other Liability, in each case of (a) and (b) which shall be fully and completely discharged on or before Closing and any Liabilities to Purchaser or Newco arising by virtue of this Agreement;

            (h) sell, assign, lease or otherwise transfer or dispose of any assets, property or rights except in the ordinary course of business consistent with past practices;

            (i) purchase or acquire, or agree to purchase or acquire, any property, rights or assets except in the ordinary course of business consistent with past practices except as contemplated hereby;

            (j) merge or consolidate or agree to merge or consolidate with or into any other Person;

            (k) cancel or agree to cancel any indebtedness or other obligation owing to it, or waive any its rights or claims, provided that it may negotiate and adjust bills and accounts in the course of good faith disputes with customers in a manner consistent with past practice;

            (l) amend in a manner adverse to it or terminate any agreement, license or other right;

            (m) enter into any other transaction outside the ordinary course of its business other than this Agreement and the implementation hereof; or

            (n) agree to do any of the foregoing.

      5.4 NewcoAs promptly as practicable after the execution and delivery of this Agreement by Company and Purchaser, Purchaser shall organize Newco as contemplated by the recitals of this Agreement and shall cause Newco to become a party to this Agreement by executing a counterpart signature page to this Agreement and delivering the same to Company.

      5.5 Further AssurancesThe parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments and documents and take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

      5.6 Listing of Common Stock of Purchaser for TradingThe Purchaser shall use its best efforts to cause the Purchaser Common Stock to be listed for trading on a trading market in London, England as promptly as practicable on or after the Closing,

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY

      The obligations of Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or written waiver by Company on or prior to the Closing Date of the following conditions:

      6.1 Representations and Warranties; Performance of ObligationsAll representations and warranties of Purchaser and Newco contained in Section 4 shall be true, complete and correct as of the Closing Date as though such representations and warranties had been made as of that time, except for such representations which speak as of a specific date, which shall continue to be true, complete and correct as of the applicable date; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser and Newco at or before the Closing shall have been duly complied with and performed; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Purchaser and Newco shall have been delivered to Company.

      6.2 No LitigationNo action or proceeding before a court or any other governmental authority shall have been instituted and be continuing or threatened to restrain or prohibit the transactions contemplated hereby except as disclosed.

      6.3 Consents and ApprovalsAll necessary consents and approvals of and filings with any governmental authority relating to the consummation of the transactions contemplated herein shall have been obtained and made.

      6.4 Secretary's CertificateCompany shall have received a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of Purchaser and Newco, certifying the truth, completeness and correctness of attached copies of the Purchaser and Newco Charter Documents and resolutions of the boards of directors of Purchaser and Newco approving Purchaser's and Newco's execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of their respective obligations hereunder.

      6.5 Other Closing ConditionsThe other closing conditions set forth in this Agreement as conditions to the obligations of Company, if any, shall have been satisfied.

      6.6 Shareholder ConsentActions by written consent of shareholders of Company owning a majority of the outstanding shares of Company shall be binding as the vote of shareholders of Company, and shareholders of Company owning outstanding shares of Company carrying the right to cast a majority of the votes which may be cast by all shares of Company in any election of directors shall have agreed by written consent (the "Company Shareholders Written Consent") to approve this Agreement and the Merger, such written consent being in form and in substance satisfactory to Purchaser, and such written consent shall have been delivered to Purchaser and such written consent shall not have been amended without Purchaser's prior written consent or rescinded.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND NEWCO

      The obligations of Purchaser and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or written waiver by Purchaser and Newco on or prior to the Closing Date of all of the following conditions:

      7.1 Representations and Warranties; Performance of ObligationsAll representations and warranties of Company contained in Section 3 shall be true, complete and correct as of the Closing Date as though such representations and warranties had been made as of that time, except for such representations which speak as of a specific date, which shall continue to be true, complete and correct as of the applicable date; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Company at or before the Closing shall have been duly complied with and performed; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Company shall have been delivered to Purchaser.

      7.2 No LitigationNo action or proceeding before a court or any other governmental authority or body shall have been instituted and be continuing or threatened to restrain or prohibit the transactions contemplated hereby except as disclosed.

      7.3 Consents and ApprovalsAll necessary consents and approvals of and filings with any governmental authority relating to the consummation of the transactions contemplated herein shall have been obtained and made, and all necessary consents and approvals of third parties shall have been obtained.

      7.4 No Material Adverse EffectNo event or circumstance shall have occurred which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company or the ability of Company to perform this Agreement, and Purchaser shall have received on the Closing Date a certificate signed by Company dated the Closing Date to such effect.

      7.5 Secretary's CertificatePurchaser shall have received a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary of Company, certifying the truth, completeness and correctness of attached copies of the Certificate of Incorporation, Bylaws and resolutions of the Board and of the shareholders of each of Company approving the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of their respective obligations hereunder.

      7.6 Other Closing ConditionsThe other closing conditions set forth in this Agreement as conditions to the obligations of Purchaser or Newco, if any, shall have been satisfied.

      7.7 Shareholder ConsentActions by written consent of shareholders of Company owning a majority of the outstanding shares of Company shall be binding as the vote of shareholders of Company, and shareholders of Company owning outstanding shares of Company carrying the right to cast a majority of the votes which may be cast by all shares of Company in any election of directors shall have agreed by written consent (the "Company Shareholders Written Consent") to approve this Agreement and the Merger, such written consent being in form and in substance satisfactory to Purchaser, and such written consent shall have been delivered to Purchaser and such written consent shall not have been amended without Purchaser's prior written consent or rescinded.

      7.8 Exemption from RegistrationPurchaser shall be satisfied that the shares of Purchaser Common Stock to be issued and delivered to shareholders of Company in the Merger may be offered, issued and delivered to such shareholders without registration under applicable Laws.

8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      8.1 Survival of Representations and WarrantiesThe parties agree that representations and warranties made by the parties in this agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall expire upon consummation of the Closing.

9. TERMINATION OF AGREEMENT

      9.1 TerminationThis Agreement may be terminated at any time prior to the Closing Date solely:

            (a) by mutual consent of the Boards of Directors of Purchaser and Company;

            (b) by any party if the transactions contemplated by this Agreement to take place at or prior to the Closing shall not have been consummated by October 31, 2006, or such later date as agreed between the parties, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to materially perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

            (c) by Company if a material breach or default shall be made by Purchaser or Newco in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made before the Closing Date; or

            (d) by Purchaser or Newco if a material breach or default shall be made by Company or any of its Subsidiaries or Affiliates in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made before the Closing Date.

      9.2 Liabilities in Event of TerminationThe termination of this Agreement shall not limit any obligation or Liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement.

10. COVENANTS POST-CLOSING

      10.1 Payment of TaxesAll transfer, documentary, sales, use, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer tax and any similar tax) or the transactions contemplated hereby shall be paid one-half by Company and one-half by Purchaser or Newco when due, and Company will, at the expense of Company, file all necessary tax returns and other documentation with respect to all such taxes and fees, and, if required by applicable legal requirements, Purchaser will join in the execution of any such tax returns and other documentation to the extent necessary under applicable law.

      10.2 Cooperation on Tax MattersFrom and after the Closing, MFG, Purchaser and Newco shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the preparation and filing of any Tax Return, statement, report or form (including without limitation any report required pursuant to Section 6043 of the Code and all regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. MFG, Parent and Newco agree to retain all books and records with respect to Tax matters pertinent to MPM and RRM relating to any tax period ending on or prior to the Closing Date, and to abide by all record retention agreements entered into with any Tax authority.

11. GENERAL

      11.1 CooperationEach of the parties to this Agreement shall, subject to the terms and provisions hereof, each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional documents and instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement. Each of the parties to this Agreement will cooperate and use its best efforts to have its respective officers, directors and employees cooperate with the other parties to this Agreement in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

      11.2 Successors and AssignsThis Agreement and the rights of the parties hereunder may not be assigned, transferred or otherwise disposed of (except by operation of law or as expressly stated hereunder) and shall be binding upon and shall inure to the benefit of the parties hereto. This Agreement is not intended to create any third party beneficiaries.

      11.3 Entire AgreementThis Agreement (including the schedules, exhibits and annexes attached hereto, if any, and the documents contemplated hereby and thereby) sets forth the entire understanding of the parties relating to the subject matter of this Agreement and cancels and supersedes all agreements, arrangements and understanding relating thereto made prior to or on the date hereof, written or oral, between the parties to this Agreement.

      11.4 CounterpartsThis Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

      11.5 Brokers and AgentsEach party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims, actions, suits, proceedings, demands or assessments for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

      11.6 ExpensesExcept as expressly provided in Section 10.1, whether or not the transactions herein contemplated shall be consummated, each party to this Agreement shall pay its own fees, expenses and disbursements incurrened in connection with the negotiation, preparation, execution and closing of this Agreement.

      11.7 NoticesAll notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, facsimile, or nationally recognized overnight courier, and shall be deemed to have been duly given 1) if delivered by hand, on the date of such delivery, 2) if delivered by facsimile, on the date of such delivery, with receipt of appropriate confirmation, 3) if delivered by nationally recognized overnight courier, on the business day following dispatch, and 4) if delivered by first class post (or air mail if oversees) on the 6th business day after posting with all applicable postage pre-paid, in each case to the respective parties to this Agreement at their respective addresses indicated in the preamble to this Agreement.

Any party may change such party's address for notices by notice duly given pursuant hereto.

      11.8 Governing LawThis Agreement shall be governed by and construed and enforced in accordance with English law applicable to contracts entirely negotiated, executed and performed within England, without giving effect to the conflict of law principles thereof.

      11.9 Jurisdiction and Venue(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself, herself or himself and its, hers or his property, to the nonexclusive jurisdiction of any English court, and any appellate court therefrom, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such English court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder in any English court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

      11.10 Survival of Representations and WarrantiesThe representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination or investigation on behalf of the parties until the completion of the Closing.

      11.11 Exercise of Rights and RemediesExcept as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      11.12 TimeTime is of the essence with respect to this Agreement, both as regards the dates and periods specifically mentioned in this Agreeme nt and as to any dates and periods which may by agreement in writing between or on behalf of the parties to this Agreement be substituted for any such dates and/or periods.

      11.13 Reformation and SeverabilityIn case any provision of this Agreement shall be held to be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement and the future application of such provision shall not in any way be affected or impaired thereby.

      11.14 Remedies CumulativeNo right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      11.15 CaptionsThe headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      11.16 Representation by CounselEach party to this Agreement represents and warrants that such party has been represented by counsel in the negotiation, drafting and execution of this Agreement. Accordingly, no provision of this Agreement shall be construed against any party on the grounds that party drafted the provision or caused it to be drafted.

      11.17 Amendments; WaiversThis Agreement may be amended, modified or canceled and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

      11.18 Public AnnouncementsThe parties hereto agree that no announcement relating to the transactions contemplated hereby shall be made by any party hereto or any of their Affiliates or representatives without the prior written consent and involvement of each other party, except as may be required by any applicable Law or governmental authority.

      11.19 Transfer Restrictions; Compliance with Securities LawsThe shares of Purchaser Common Stock to be issued to the Company shareholders pursuant to the Merger have not been registered under any applicable Laws, and may not be sold, transferred or otherwise disposed of, except pursuant to an exemption from the registration requirements under applicable Laws or an effective registration statement filed with the applicable governmental authority. In addition, the shares of Purchaser Common Stock to be issued to the Company shareholders pursuant to the Merger may not be transferred or otherwise disposed of for a period of one (1) year following the effective date of the listing of the Purchaser Common Stock by Purchaser for trading on a trading market pursuant to
Section 5.6 of this Agreement without the prior written consent of Purchaser, which consent, if given at all, shall be given to all shareholders. The Purchaser has no intention to register the Merger Shares or to establish a trading market for the Merger Shares in the United States. The Purchaser has covenanted to use the Purchaser's best efforts to cause the Merger Shares to be listed for trading on a London trading market as soon as practicable on or after the Closing. All certificates representing shares of Purchaser Common Stock issued pursuant to the Merger shall bear a legend reflecting the foregoing. Purchaser may place stop transfer orders with its transfer agent with respect to such certificates in accordance with applicable Laws and the foregoing.

      11.20 Restatement and Amendment of Prior AgreementThe parties to this Agreement acknowledge and agree that this agreement restates, amends and supersedes in its entirety any prior acquisition agreement and plan of merger among the parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GARDANT PHARMACEUTICALS, INC.



/s/ Lee Cole
-----------------------------------
By: Lee Cole
Its: Chairman

SWITCH PHARMA LIMITED



/s/ Timothy Chawner
-----------------------------------
By: Timothy Chawner
Its: Director

GARDANT PHARMACEUTICALS
ACQUISITION CORPORATION



/s/ C. Warden
-----------------------------------
By:
Its: Vice President

                                   SCHEDULE 1

                     Details of Gardant Pharmaceuticals, Inc

State of Incorporation:         Nevada

Date of incorporation:          March 10th, 2000

Share capital:
         Authorised:            100,000,000 Common Shares at $0.001 par value
                                10,000,000 Preferred Shares at $0.001 par value

         Issued:                81,914,283

Subsidiaries :                  Bioaccelerate, Inc (Delaware)
                                Bioaccelerate Limited (United Kingdom - England
                                        & Wales)
                                Cynat Oncology, Inc (Delaware)
                                Anvira Inc (Delaware)
                                Biocardio Inc (Delaware)
                                CNS Thera, Inc (Delaware)
                                Genar Oncology, Inc (Delaware)
                                Oncbio, Inc (Delaware)
                                Innova Lifestyle, Inc (Delaware)

                                   SCHEDULE 2

                                   Warranties

1.    Corporate Matters

      1.1 The information relating to the Company contained in Schedule 1 is true.

      1.2 The Shares constitute the entire issued and allotted share capital of the Company.

      1.3 There are no agreements or arrangements in force, other than this Agreement, which grant to any person the right to call for the issue, allotment or transfer of any share or loan capital of the Company.

      1.4 Save for immaterial errors the register of members and other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal; and no notice or allegation, that any of them is incorrect or should be rectified, has been received.

2.    Accounting Matters

      2.1 The Accounts have been prepared in accordance with the historical cost convention.

      2.2   The Accounts:

            2.1.1 give a true and fair view of the assets, liabilities
                  (including contingent, unquantified or disputed liabilities) and commitments of the Company at the Accounts Date and its profits for the financial period ended on that date; and

            2.1.2 are not affected by any extraordinary, exceptional or non-recurring item.

      2.3 All the accounts, books, ledgers, and other financial records of the Company are in its possession and have been maintained.

3.    Taxation Matters

      3.1 All returns, computations and payments which should be, or should have been, made by the Company for any taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is, or is likely to be, the subject of any dispute with the applicable taxation authorities.

      3.2 The Company will, nor will become, liable to pay, or make reimbursement or indemnity in respect of, any taxation (or amounts corresponding thereto) in consequence of the failure by any other person (not being a group company) to discharge that taxation within any specified period or otherwise, where such taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to the date of this Agreement.

      3.3 The Company has not incurred or is, or has become, liable to incur expenditure which will not be wholly deductible in computing its taxable profits except for expenditure on the acquisition of an asset to be held otherwise than as stock-in-trade.

      3.4 The execution or completion of this Agreement will not result in any profit or gain deemed to accrue to the Company for taxation purposes.

      3.5 The Company has not in the three years ending on the date of this Agreement carried out, or been engaged in, any transaction or arrangement in respect of which there may be substituted for the consideration given or received by the Company a different consideration for taxation purposes.

4.    Asset Matters

      4.1 The Company owns and has good and marketable title to all assets purported to be held by it.

5.    Intellectual Property Rights and Trade Secrets

      5.1 All Intellectual Property rights used or acquired (and not subsequently disposed of) by the Company, as the case may be, in connection with its business are in full force and effect and are vested in and beneficially owned by it.

      5.2 The Company has not (otherwise than in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

      5.3 The Company is not a party (otherwise than in the ordinary and normal course of its business) to any secrecy agreement or agreement which may restrict the use of disclosure of information.

6.    General Matters

      6.1 So far as the Company are aware, all information given by the Company, or the Company' accountants to the Purchaser, or the Purchaser's accountants relating to the business, activities, affairs, or assets or liabilities of the Company, as the case may be, was, when given, and is now accurate and comprehensive in all respects.


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

      6.2 To the best of the Company' knowledge, there are no material facts or circumstances, in relation to the assets, business or financial condition of the Company, as the case may be, which have not been fully and fairly disclosed in writing to the Purchaser and which, if disclosed, might reasonably have been expected to affect the decision of the Purchaser to enter into this Agreement.


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